Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement dated as September 6, 2022 (this “Amendment”) is made by and between Giga-tronics Incorporated, a California corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of October 12, 2020 by and between the Company and the Rights Agent. Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, in accordance with and subject to the conditions of Section 27 of the Rights Agreement the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights; and

WHEREAS, the Company hereby requests and directs that the Rights Agent join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment to Expiration Date. The definition of the term “Expiration Date” set for tin Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Expiration Date” shall mean the Close of Business on September 7, 2022.

2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to change all references to “October 22, 2025” to “September 7, 2022” and to otherwise reflect this Amendment, including all conforming changes.

3. Other Amendments; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the date hereof. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of

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the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6. Descriptive Headings. The descriptive headings of the sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of California and for all purposes will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

GIGA-TRONICS INCORPORATED

By:__/s/ John Regazzi ______________

Name: John Regazzi

Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
as Rights Agent

By:___/s/ Michael Legregin______

Name:_Michael Legregin________

Title: Senior Vice President, Corporate Actions

Relationship Management & Operations

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